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Exhibit 10.2

THE ST. PAUL COMPANIES, INC.

385 Washington Street
St. Paul, Minnesota 55102

        March 1, 2002

Steven H. Newman
24342 La Masina
Calabasas, CA 91302

Dear Steve:

        This letter agreement (the "Letter Agreement") confirms, on behalf of The St. Paul Companies, Inc. (the "Company" or "SPC"), the terms and conditions of your services as Chairman of the Board of Directors of St. Paul Re, Inc. ("SPR") a wholly-owned subsidiary of SPC, and as Chairman of the Board of Bermuda Newco (as defined below).

        Effective upon the resignation of the current Chairman of the Board of SPR (but in no event later than June 1, 2002), SPC agrees to cause you to be appointed as Chairman of the Board of SPR. SPC further agrees that upon an initial public offering (the "IPO") of the securities of a newly formed Bermuda company ("Bermuda Newco") which acquires substantially all of the prospective reinsurance business currently conducted by SPR, SPC shall use its reasonable best efforts to cause you to be appointed Chairman of the Board of Bermuda Newco. You will cease to be Chairman of the Board of Directors of SPR on the date you are appointed Chairman of the Board of Bermuda Newco.

1.
Director Compensation.

        As Chairman of the Board of SPR or Bermuda Newco, as the case may be, you shall be entitled to receive $60,000 in annual director fees and $5,000 per meeting in attendance fees (not to exceed $20,000 per year).

2.
Bermuda Newco Stock Options.

        Upon an IPO, you will be entitled to receive a stock option grant to purchase 1.5% of the outstanding common stock of Bermuda Newco immediately following the IPO on a fully diluted basis at a price not greater than the initial offering price under the IPO and having a term of ten years (the "IPO Grant"). Your IPO Grant will provide for vesting in equal annual installments on each of the first three anniversaries of the date of the IPO Grant, subject to the terms of the Bermuda Newco stock option plan.

3.
Assignment of Letter Agreement.

        SPC agrees that, upon an IPO, it shall use its reasonable best efforts to promptly assign all of its rights and obligations hereunder to Bermuda Newco and shall, upon such assignment, cease to be a party to this Letter Agreement (except as otherwise provided herein) and Bermuda Newco will be the sole obligor hereunder.

4.
Indemnification.

        In your capacity as Chairman of the Board of SPR, SPC shall indemnify and make permitted advances to you, to the fullest extent permitted by law, if you are made or threatened to be made a party to a proceeding by reason of your being or having been a director of SPR or any of its subsidiaries or affiliates or your having served on any other enterprise as a director at the request of SPR. In addition, you shall benefit from any D&O insurance coverage maintained by SPC for the benefit of its directors and officers on the same terms and conditions as the directors and officers of SPC.

        In your capacity as Chairman of the Board of Bermuda Newco, Bermuda Newco shall indemnify and make permitted advances to you, to the fullest extent permitted by law, if you are made or threatened to be made a party to a proceeding by reason of your being or having been a director of Bermuda Newco or any of its subsidiaries or affiliates or your having served on any other enterprise as a director at the request of Bermuda Newco. In addition, you shall benefit from any D&O insurance coverage maintained by Bermuda Newco for the benefit of its directors and officers on the same terms and conditions as the other directors and officers of Bermuda Newco.

5.
Representations.

        By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement, consulting agreement or non-competition agreement, that could subject the Company to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your service to the Company in the position described above.

6.
Miscellaneous Provisions.

(a)
This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.

(b)
This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

(c)
This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

(d)
All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

    You, to:

    24342 La Masina
    Calabasas, CA 91302

    SPC, to:

    The St. Paul Companies, Inc.
    385 Washington Street
    St. Paul, Minnesota 55102
    Attention: General Counsel

    SPR, to:

    The address of SPR's principal place of business
    Attention: General Counsel

    Bermuda Newco, to:

    The address of Bermuda Newco's principal place of business
    Attention: General Counsel

        In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

  (e)
  This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

        This Letter Agreement, consisting of four pages, is intended to be a binding obligation upon the Company and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to John MacColl for the Company's records.

THE ST. PAUL COMPANIES, INC.
By:	/s/ JAY S. FISHMAN Jay S. Fishman Chief Executive Officer

        The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/ Steven H. Newman Steven H. Newman
Dated as of March 1, 2002

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THE ST. PAUL COMPANIES, INC. 385 Washington Street St. Paul, Minnesota 55102